Exhibit 99.1

Nature Vision Inc. elects a new director

Brainerd, MN—December 28, 2006—Nature Vision Inc. (NASDAQ:NRVN), the nation’s leading manufacturer and distributor of underwater viewing systems, effective Wednesday, December 27, 2006 elected Mr. Phil McLaughlin to fill the vacancy left by the resignation of Mr. Thomas F. Leahy.

Mr. McLaughlin owned and served as CEO of Quality Lincoln Mercury, Inc, Bloomington, MN from 1979 to 1999. Subsequently he has served as CEO of ZH Computer Co. from 2001 to 2003, and has been a director of two publicly held companies and many private companies. Mr. McLaughlin became an investor in Nature Vision through a private placement offering in 1998 when it was a privately held company.

“Today we have mixed emotions. We are disappointed to lose the knowledge and experience which Mr. Leahy has provided us. Tom stated a need to spend more time on other business interests and wish him the best of luck with his future endeavors. Opposite the disappointment comes the excitement to have quality person such as Phil available to fill this opening. We look forward to his contributions”, said Jeff Zernov, CEO and President.

Nature Vision continues to operate two distinct divisions, the Nature Vision Division for outdoor recreation products, located in Brainerd, Minnesota, and the Vaddio Products Division for audio visual peripheral equipment, located in Minneapolis, Minnesota.

Our long-term growth plans will be in the outdoor recreation markets. This growth is expected to be generated organically and through strategic acquisitions.

Nature Vision is a leading outdoor recreation company that continues to reinvent the outdoor experience with innovative, top-quality products. We design, manufacture and market a portfolio of winning brands across two categories: Outdoor Recreation and Audio-Visual peripheral equipment. Brand names include, Aqua-Vu, Genz Stix, Buzz Stix, Game-Vu, Well-Vu, and Vaddio. We have 2 domestic locations and employ 42 full time people.

Visit Nature Vision online at www.NatureVisionInc.com.

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements, and often contain words such as “expects,” “anticipates,” “intends,” “plan,” or “will.” Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; our success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with us; our success in managing inventory; movements in foreign currencies or interest rates; the success of suppliers and customers; the ability to deploy our capital successfully; adverse weather conditions; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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Contact:

Nature Vision Inc.
Michael R. Day, (218)825-0733